United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
May 1, 2008
UTi Worldwide Inc.
(Exact name of Registrant as Specified in its Charter)
000-31869
(Commission File Number)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands	c/o UTi, Services, Inc. 100 Oceangate, Suite 1500 Long Beach, CA 90802 USA
(Addresses of Principal Executive Offices)
562.552.9400
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.
Current Report on Form 8-K
May 1, 2008

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Effective May 1, 2008, UTi Worldwide Inc., which we refer to as the company, agreed with Roger I. MacFarlane, the Company’s Chief Executive Officer and a director, and Matthys J. Wessels, Vice Chairman of the Company’s Board of Directors and a director, to change the compensation arrangements of Messrs. MacFarlane and Wessels for the remainder of the fiscal year ending January 31, 2009. On May 5, 2008, the company entered into amendments to the employment agreements of Messrs. MacFarlane and Wessels to reflect the revised compensation arrangements, which are described below.
     Messrs. MacFarlane and Wessels have agreed that their compensation for the period from May 1, 2008 to January 31, 2009 will be limited to the award of options to purchase 53,299 and 26,091 ordinary shares of the company, respectively. With respect to that time period, Messrs. MacFarlane and Wessels have each agreed to forego base salary, bonuses and any equity based awards other than such options. The options were granted to Messrs. MacFarlane and Wessels on April 14, 2008, have a strike price of $19.70 (the closing price of the underlying ordinary shares on the grant date) and vest in twelve equal monthly installments with the first installment vesting on May 31, 2008.
     The amendments to the employment agreements also provide that for purposes of computing the amounts payable upon the various termination events contemplated by the employment agreements of Messrs. MacFarlane and Wessels, their salaries will be deemed to remain unchanged by the arrangements described above.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UTi Worldwide Inc.
Date: May 7, 2008	By:	/s/ Lance E. D'Amico
Lance E. D’Amico
Senior Vice President — Enterprise Support Services